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                                                                    Exhibit 8(b)


                       [Sullivan & Cromwell Letterhead]

                                                                December 1, 1995


The Summit Bancorportion
  One Main Street
     Chatham, New Jersey 07928


Ladies and Gentlemen:

        We have acted as counsel to The Summit Bancorporation, a New Jersey business corporation ("Summit") in connection with the Agreement and Plan of Merger dated September 10, 1995, as amended December 1, 1995 (the "Agreement"), between UJB Financial Corp., a New Jersey business corporation ("UJB"), and Summit, and we render this opinion to you pursuant to Section 6.03 of the Agreement.

        Capitalized terms used but not defined herein have the meanings ascribed to them in the Agreement and the Registration Statement on Form S-4 dated October 27, 1995 of UJB, including the Joint Proxy Statement Prospectus of UJB and Summit (the "Proxy Statement-Prospectus").

        For purposes of this opinion, we have examined (1) the Agreement, (2) the Proxy Statement-Prospectus, (3) the representations made to us by Summit and UJB in letters dated December 1, 1995 and (4) such other matters as we
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have deemed necessary or appropriate for purposes of rendering this opinion.

        In connection with this opinion and with your consent, we have assumed and have not attempted to verify independently that:

        (1) the Merger will be effected in accordance with the terms of the Agreement;

        (2) the representations made to us in letters from each of Summit and UJB dated December 1, 1995 are true and complete; and

        (3) there will be no change in any of the facts material to this opinion between the date of this opinion and the Effective Time.

        On the basis of the foregoing, we advise you that, in our opinion, for U.S. federal income tax purposes:

        1. the Merger will constitute a reorganization within the meaning of
Section 368(a)(1) of the Code;

        2. except with respect to Cash In Lieu Amounts received in respect of fractional share interests, holders of Summit Common who receive solely the Common Stock Merger Consideration in the Merger will not recognize gain or loss for federal income tax purposes;

        3. holders of Summit Adjustable Preferred who receive solely UJB Series C Preferred in the Merger will not recognize gain or loss for federal income tax purposes;

        4. the basis of UJB Common received in the Merger (including any fractional share for which cash is received)
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will equal the basis of the Summit Common for which it is exchanged;

        5. the basis of UJB Series C Preferred received in the Merger will equal the basis of the Summit Adjustable Preferred for which it is exchanged;

        6. the holding period of UJB Common receive in the Merger (including any fractional share for which cash is received) will include the holding period of the Summit Common for which it is exchanged, assuming that such Summit Common is a capital asset in the hands of the holder thereof at the Effective Time; and

        7. the holding period of UJB Series C Preferred received in the Merger will include the holding period of the Summit Adjustable Preferred for which it is exchanged, assuming that such Summit Adjustable Preferred is a capital asset in the hands of the holder thereof at the Effective Time.

        We express no opinion as to the effect of the Merger on any holder of Summit Stock who or which is required to recognize unrealized gain or loss with respect to such Summit Stock for U.S. federal income tax purposes at the end of a taxable year (or upon the transfer thereof) under a mark-to-market system of accounting.

        The tax consequences described above may not be applicable to a holder of Summit Stock who acquired Summit Stock pursuant to the exercise of an employee stock option or otherwise as compensation.
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        We hereby consent to the reference to us under the heading "Certain
Federal Income Tax Consequences in General" and "The Merger -- Certain Federal Income Tax Consequences" in the Proxy Statement-Prospectus and to the filing of this opinion as an Exhibit to the Registration Statement on Form S-4 of UJB including the Proxy Statement-Prospectus filed with the Securities and Exchange Commission. In giving this consent we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission thereunder.

                                                Very truly yours,



                                                SULLIVAN & CROMWELL